Exhibit 10.1



                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                          CABOT OIL & GAS CORPORATION,

                                    AS SELLER

                                       AND

                            WHITTIER ENERGY COMPANY,

                                  AS PURCHASER


                           Executed on March 28, 2002

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                                TABLE OF CONTENTS


                                                                          Page

ARTICLE 1 PURCHASE AND SALE..................................................1
         Section 1.1       Purchase and Sale.................................1
         Section 1.2       Section 1.2 Assets................................1
         Section 1.3       Effective Time; Proration of Costs
                            and Revenues.....................................2
         Section 1.4       Delivery and Maintenance of Records...............4

ARTICLE 2 PURCHASE PRICE.....................................................5
         Section 2.1       Purchase Price....................................5
         Section 2.2       Adjustments to Purchase Price.....................5
         Section 2.3       Allocation of Purchase Price......................6

ARTICLE 3 TITLE MATTERS AND ENVIRONMENTAL DEFECTS............................7
         Section 3.1       Seller's Title....................................7
         Section 3.2       Definition of Defensible Title....................7
         Section 3.3       Definition of Permitted Encumbrances..............8
         Section 3.4       Notice of Title Defects...........................9
         Section 3.5       Notice of Environmental Defects..................12
         Section 3.6       Determination of Defects or Title Benefits.......13
         Section 3.7       Adjustments for Defects and Title Benefits.......14
         Section 3.8       Casualty or Condemnation Loss....................15
         Section 3.9       Limitations on Applicability of
                            Sections 3.1 and 3.5(e).........................15

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER..........................15
         Section 4.1       Disclaimers......................................15
         Section 4.2       Existence and Qualification......................17
         Section 4.3       Power............................................17
         Section 4.4       Authorization and Enforceability.................17
         Section 4.5       No Conflicts.....................................17
         Section 4.6       Liability for Brokers' Fees......................18
         Section 4.7       Litigation.......................................18
         Section 4.8       Taxes and Assessments,...........................18
         Section 4.9       Compliance with Laws.............................18
         Section 4.10      Contracts........................................18
         Section 4.11      Consents and Preferential Purchasing Rights......19
         Section 4.12      Outstanding Authorities for Expenditure..........19
         Section 4.13      Prepayments......................................19
         Section 4.14      Imbalances.......................................19
         Section 4.15      Scope of Assets..................................19

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................19
         Section 5.1       Existence and Qualification......................19

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         Section 5.2       Power............................................20
         Section 5.3       Authorization and Enforceability.................20
         Section 5.4       No Conflicts.....................................20
         Section 5.5       Liability for Brokers' Fees......................20
         Section 5.6       Litigation.......................................20
         Section 5.7       Financing........................................21
         Section 5.8       Independent Investigation........................21
         Section 5.9       Consents, Approvals or Waivers...................21

ARTICLE 6 COVENANTS OF THE PARTIES..........................................21
         Section 6.1       Access...........................................21
         Section 6.2       Confidentiality Oblieations......................22
         Section 6.3       Notification of Breaches. Until the Closing,.....22
         Section 6.4       Public Announcements.............................22
         Section 6.5       Operation of Business............................23
         Section 6.6       Indemnity Regarding Access.......................23
         Section 6.7       Assumption of Obligations........................24
         Section 6.8       Tax Matters......................................24
         Section 6.9       Further Assurances...............................24
         Section 6.10      Environmental Insurance..........................24

ARTICLE 7 CONDITIONS TO CLOSING.............................................25
         Section 7.1       Conditions of Seller to Closing..................25
         Section 7.2       Conditions of Purchaser to Closing ..............25

ARTICLE 8 CLOSING...........................................................26
         Section 8.1       Time and Place of Closing .......................26
         Section 8.2       Obli2ations of Seller at Closing.................26
         Section 8.3       Obligations of Purchaser at Closing..............27
         Section 8.4       Closing Payment and Post-Closing
                            Purchase Price Adjustments......................27

ARTICLE 9 TERMINATION AND AIVIENDMENT.......................................28
         Section 9.1       Termination......................................28
         Section 9.2       Effect of Termination............................29

ARTICLE 10 INDEMNIFICATION; LIMITATIONS.....................................29
         Section 10.1      Indemnification..................................29
         Section 10.2      Indemnification Actions..........................31
         Section 10.3      Limitation on Actions............................33
         Section 10.4      Recording........................................34

ARTICLE 11 MISCELLANEOUS....................................................34
         Section 11.1      Receipts.........................................34
         Section 11.2      Expenses.........................................35
         Section 11.3      Counterparts.....................................35
         Section 11.4      Notice...........................................35

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         Section 11.5      Sales or Use Tax, Recording Fees
                            and Similar Taxes and Fees......................36
         Section 11.6      Expenses.........................................36
         Section 11.7      Replacement of Bonds, Letters of
                            Credit and Guarantees...........................36
         Section 11.8      Governing Law; Submission to Jurisdiction........36
         Section 11.9      Captions.........................................36
         Section 11.10     Waivers..........................................37
         Section 11.11     Assignment.......................................37
         Section 11.12     Entire Agreement.................................37
         Section 11.13     Amendment........................................37
         Section 11.14     No Third-Party Beneficiaries.....................37
         Section 11.15     References.......................................37
         Section 11.16     Construction.....................................38
         Section 11.17     Limitation on Damnes.............................38

ARTICLE 12 DEFINITIONS......................................................38

EXHIBITS:

         Exhibit A.........         -       Leases
         Exhibit A-1.......         -       Interests in Wells
         Exhibit B.........         -       Form of Conveyance
         Exhibit C.........         -       Form of Indemnity

SCHEDULES:

         Schedule 2.3......         -       Allocated Values
         Schedule 4.7......         -       Litigation
         Schedule 4.8......         -       Taxes
         Schedule 4.9......         -       Compliance with law Issues
         Schedule 4.10.....         -       Contract Matters
         Schedule 4.11.....         -       Consents
         Schedule 4.12.....         -       Outstanding Expenditures
         Schedule 4.13.....         -       Prepayments
         Schedule 4.14.....         -       Imbalances
         Schedule 6.5......         -       Permitted Activities

                                      iii
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                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (the "Agreement"), is executed on March 28, 2002, by and between Cabot Oil & Gas Corporation, a Delaware corporation ("Seller"), and Whittier Energy Company, a Nevada corporation ("Purchaser"). Seller and Purchaser are sometimes referred to individually as a "Party" and collectively as the "Parties."

                                    RECITALS:

     WHEREAS, Seller owns certain interests in oil and gas properties, rights and related assets that are defined and described herein; and

     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth; and

     WHEREAS, capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are defined in Article 12 hereof.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

     Section 1.1 Purchase and Sale.
                 -----------------

     At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets (as defined in Section 1.2).

     Section 1.2 Section 1.2 Assets. ------------------ As used herein, the term "Assets" means all of Seller's right, title, and interest in and to the following:

          (a) The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other properties and interests described on Exhibit A (collectively, the "Leases"), and any and all oil, gas, water, CO2 or injection wells thereon, including the interests in the wells shown on Exhibit A-1 attached hereto (the "Wells");

          (b) All pooled, communitized or unitized acreage which includes all or a part of any Lease or includes any Well (the "Units"), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

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          (c) All gas gathering systems and facilities, including but not limited to the Beaver Dam Creek gas plant and all equipment associated therewith (the "Gathering Systems" and, together with the Units, Leases and Wells, the "Properties");

          (d) All presently existing contracts, agreements and instruments by which the Assets are bound, to the extent applicable to the Properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable law and provided that "Contracts" shall not include the instruments constituting Seller's chain of title to the Leases (subject to such exclusion and provison, the "Contracts");

          (e) All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use solely in connection with, the Properties, but excluding any permits and other appurtenances to the extent transfer is restricted by third-party agreement or applicable law;

          (f) All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use solely in connection with the operation of the Properties (the "Equipment"); and

          (g) All books, records, data, files, maps, and accounting records related solely to the Assets, or used or held for use solely in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps, and accounting records which are not transferable or cannot be disclosed under the terms of a third Person agreement or applicable Law or for which a transfer fee or similar payment will be incurred upon a sale of the Assets (unless Purchaser agrees to pay any such fees), (ii) any computer software that is proprietary to Seller or to any Affiliate of Seller, (iii) work product of legal counsel for Seller or any Affiliate of Seller other than Contracts and correspondence with Persons, including Governmental Bodies, who are not employed by or acting for such Affiliates or counsel for such Affiliates, and (iv) records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons (the "Excluded Records") (subject to such exclusions, the "Records").

     Section 1.3 Effective Time; Proration of Costs and Revenues.
                 -----------------------------------------------

          (a) Possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 12:01 a.m., local time, where the respective Assets are located, on February 1, 2002 (the "Effective Time"), as described below.

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          (b) Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Seller shall be entitled to all production of Hydrocarbons from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. "Earned" and "incurred", as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards, and expenditures which are cash-called or advanced pursuant to a joint operating agreement, unit agreement or similar agreement shall be deemed incurred when expended by the operator of the applicable Lease, Unit or Well, in accordance with Seller's current practice.

          (c) "Property Costs" means all operating expenses (including without limitation costs of insurance, rentals, shut-in payments, title examination and curative actions, and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures (including without limitation bonuses, broker's fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement or if none, charged to the Assets on the same basis as charged on the date of this Agreement, but excluding without limitation liabilities, losses, costs, and expenses attributable to:

          (i) claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law,

          (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits,

          (iii) obligations to remediate any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws,

          (iv) obligations to furnish make-up Hydrocarbons according to the terms of applicable Hydrocarbon sales, gathering, processing or transportation contracts,

          (v)  gas balancing and other production balancing obligations,

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          (vi) obligations to pay revenues, royalties or other amounts payable to third Persons with respect to the Properties but held in suspense, and

          (vii) any claims for indemnification, contribution or reimbursement from any third Person with respect to liabilities, losses, costs and expenses of the type described in preceding clauses (i) through (vi), whether such claims are made pursuant to contract or otherwise.

          (d) For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.3, (i) liquid hydrocarbons shall be deemed to be "from or attributable to" the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field, and
     (ii) gaseous hydrocarbons shall be deemed to be "from or attributable to" the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than ten (10) Business Days prior to Closing, evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof. Taxes that are included in Property Costs, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period failing before and the number of days in the applicable period falling at or after the Effective Time, except that production, severance and similar Taxes measured by the quantity of or the value of production shall be prorated based on the number of units or value of production actually produced and sold, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

          (e) Possession of and responsibility for (i) any funds received from co-owners and held by Seller as operator with respect to the Properties and
     (ii) any amounts held in suspense or other third-Person funds held by Seller as operator with respect to the Properties, except for funds being held in suspense by Seller relating to any Property prior to the Effective Time to which Seller is entitled as a working interest owner, shall be transferred by Seller to Purchaser at Closing.

     Section 1.4  Delivery and Maintenance of Records.
                  -----------------------------------

          (a) Seller, at Purchaser's cost, shall deliver the Records to Purchaser within ten (10) days following Closing. Seller may retain the originals of such Records as Seller has determined may be required for litigation, Tax, accounting, and auditing purposes and provide Purchaser with copies thereof and may retain copies of any Records.

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          (b) Purchaser, for a period of seven (7) years following Closing, will
     (i) retain the Records, (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours and upon reasonable advance notice for review and copying at Seller's expense and (iii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours and upon reasonable advance notice, to (A) materials received or produced after Closing relating to any claim for indemnification made under Section 10.1 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser under this Agreement) for review and copying at Seller's expense, and (B) Purchaser's and its Affiliates' officers, employees and representatives for the purpose of discussing any such claim, provided that Purchaser shall have the right to have its own representatives present during any such meeting.

                                   ARTICLE 2
                                 PURCHASE PRICE

     Section 2.1 Purchase Price.
                 -------------

     The purchase price for the Assets (the "Purchase Price") shall be Three Million Four Hundred Thousand Dollars ($3,400,000), which shall be adjusted as provided in Section 2.2.

     Section 2.2 Adjustments to Purchase Price.
                 -----------------------------

     The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles, consistently applied, and COPAS standards:

          (a) Reduced by the aggregate amount of the following proceeds received by Seller between the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the "Adjustment Period"): (i) proceeds from the sale of Hydrocarbons (net of any (A) royalties, overriding royalties or other burdens on or payable out of production in effect as of the Effective Time, (B) gathering, processing and transportation costs not included in "Property Costs" and any (C) production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period, including receipts by Seller, as operator of the Leases and/or Units, of overhead charges received from other third-party working interest owners in the Leases and/or Units pursuant to the applicable operating agreements (provided that for purposes of this adjustment, "proceeds" shall not be considered to include funds received by Seller for the account of third Persons, such as those referenced in Section 1.3(e));

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          (b) Reduced as a result of Title Defects by the amount determined under Section 3.4(g), 3.6 and Section 3.7 and increased as a result of Title Benefits by the amounts determined under Section 3.4(h), 3.6 and
     Section 3.7;

          (c) Reduced as a result of Environmental Defects by the amount determined under Section 3.5(d) and Section 3.7;

          (d) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a)(i);

          (e) Increased by the amount of all prepaid expenses (including cash calls and advances to third Person operators for expenses not yet incurred) paid by Seller with respect to the ownership or operation of the Assets and not yet applied as of the Closing Date; and vi) Increased by the amount of $9,334.00 for each month (prorated as to the month of Closing) after the Effective Time, which amount reflects the total monthly overhead charge paid to Seller, as operator of the Leases and/or Units, under the applicable operating agreements.

     The adjustment described in Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser's entitlement under Section 1.3 to Hydrocarbon production from or attributable to the Leases, Units and Wells during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and Purchaser shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(e) shall serve to satisfy, up to the amount of the adjustment, Purchaser's obligation under Section 1.3 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

     The Purchase Price, adjusted as set forth in (a) through (e), shall be the "Adjusted Purchase Price."

     Section 2.3  Allocation of Purchase Price.
                  ----------------------------

     Schedule 2.3 sets forth the agreed allocation of the unadjusted Purchase Price among each of the Assets, which has been made in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder. The "Allocated Value" for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.3, increased or decreased as described in this Section. Any adjustments to the Purchase Price pursuant to Sections 2.2(a) through (e) shall be applied to the amounts set forth in Schedule 2.3 for the particular affected

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Assets. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values. Seller and Purchaser agree (i) that the Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to government authorities, in audit or other proceedings with respect to Taxes, or in other documents or notices relating to the transactions contemplated by this Agreement.

                                   ARTICLE 3
                     TITLE MATTERS AND ENVIRONMENTAL DEFECTS

     Section 3.1  Seller's Title
                  --------------

          (a) Seller represents and warrants to Purchaser that Seller's title to the Properties shown on Exhibit A-1 is Defensible Title as defined in
     Section 3.2.

          (b) The conveyance to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B hereto (the "Conveyance") and contain a special warranty of title by, through and under Seller to Seller's interest in the Properties shown as owned by Seller on Exhibit A-1, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title, express, implied or statutory, except that such conveyance shall transfer to Purchaser all rights or actions on title warranties given or made by Seller's predecessors (other than Affiliates of Seller), to the extent Seller may legally transfer such rights.

          (c) This Article 3 shall provide Purchaser's exclusive remedy in respect of Title Defects reported in accordance with this Article 3, and Purchaser shall not be entitled to protection under Seller's special warranty of title in the Conveyance against any Title Defect reported under this Article 3.

     Section 3.2  Definition of Defensible Title
                  ------------------------------

      As used in this Agreement, the term "Defensible Title" means that title of Seller which, subject to Permitted Encumbrances:

          (a) Entitles Seller to receive throughout the duration of the productive life of any Property (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons in effect as of the Effective Time), not less than the "net revenue interest" share shown in Exhibit A-1 of all Hydrocarbons produced, saved and marketed from such Property, except decreases (i) in connection with those operations in which Seller may be a nonconsenting co-owner, (ii) resulting from the reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, (iii) resulting from the establishment or amendment of pools or units, and (iv) required to allow co-owners to make up past underproduction or pipelines to make up past underdeliveries, and except as stated in such Exhibit A-1;

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          (b) Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Property not greater than the "working interest" shown in Exhibit A-1 without increase throughout the productive life of such Property, except as stated in Exhibit A-1 and except increases (i) resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law and (ii) that are accompanied by at least a proportionate increase in Seller's net revenue interest; and

          (c) Is free and clear of all Encumbrances other than Permitted Encumbrances.

     As used in this Agreement, the term "Encumbrance" means any lien, charge, encumbrance, obligation, or other defect (including a discrepancy in net revenue interest or working interest as set forth in Exhibit A-1), and the term "Title Defect" means any Encumbrance, other than a Permitted Encumbrance, that causes a breach of Seller's representation and warranty in Section 3.1. As used in this Agreement, the term "Title Benefit" shall mean any right, circumstance or condition that operates to increase the net revenue interest of Seller in any Property above that shown on Exhibit A-1, without causing a greater than proportionate increase in Seller's working interest above that shown in Exhibit A-1.

     Section 3.3.  Definition of Permitted Encumbrances.
                   ------------------------------------

     As used herein, the term "Permitted Encumbrances" means any or all of the following:

          (a) Lessors' royalties and any overriding royalties, reversionary interests and other burdens in effect as of the Effective Time to the extent that they do not, individually or in the aggregate, reduce Seller's net revenue interests below that shown in Exhibit A-1 or increase Seller's working interest above that shown in Exhibit A-1 without a corresponding increase in the net revenue interest;

          (b) All Contracts, to the extent that they do not, individually or in the aggregate, reduce Seller's net revenue interests below that shown in Exhibit A-1 or increase Seller's working interest above that shown in Exhibit A-1 without a corresponding increase in the net revenue interest;

          (c) Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

          (d) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

          (e) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions;

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          (f) All rights to consent, by required notices to, filings with, or other actions by Governmental. Bodies in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

          (g) Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

          (h) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations;

          (i) Calls on production under existing Contracts at prices which are not less than the then current market price;

          (j) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

          (k) Any Encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;

          (l) The litigation matters described in Schedule 4.7, if any;

          (m) Any matters shown on Exhibit A-1; and

          (n) Any other Encumbrances which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in similar geographic locations.

     Section 3.4  Notice of Title Defects.
                  -----------------------

          (a) To assert a claim arising out of a breach of Section 3.1, Purchaser must deliver a claim notice to Seller promptly after becoming aware of a Title Defect but in any event no later than four (4) Business Days prior to the Closing Date (the "Claim Date"), except as otherwise provided under Section 3.8. Such notice shall be in writing and shall include (i) a specific description of the alleged Title Defect(s), (ii) the Properties affected, (iii) the Allocated Values of the Properties subject to the alleged Title Defect(s), (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Properties are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser's belief is based. Purchaser shall be deemed to have waived all breaches of Section 3.1 of which Seller has not been given notice on or before the Claim Date.

          (b) Should Purchaser discover any Title Benefit on or before the Claim Date, Purchaser shall as soon as practicable, but in any case by the Claim Date, deliver to Seller a notice including (i) a specific description of the Title Benefit, (ii) the Properties affected, (iii) the Allocated Values of the Properties subject to such Title Benefit and (iv) the amount by which the Purchaser reasonably believes the Allocated Value of those Properties is increased by the Title Benefit, and the computations and information upon which Purchaser's belief is based. Seller shall have the right, but not the obligation, to deliver to Purchaser a similar notice on or before the Claim Date with respect to each Title Benefit discovered by Seller.

          (c) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before the Closing Date any Title Defects of which it has been advised by Purchaser.

          (d) With respect to each Property affected by Title Defects reported under Section 3.4(a) and not cured during the period permitted under
     Section 3.4(c), Seller's interest in the Property shall be assigned at Closing subject to all such uncured Title Defects and any reductions to the Purchase Price shall be determined in the manner provided for in Section
     3.6 and Section 3.7 hereof Notwithstanding the foregoing provisions of this
     Section 3.4(d), no reduction shall be made in the Purchase Price with respect to any Title Defect for which Seller at its election executes and delivers to Purchaser a written indemnity agreement in a form substantially similar to Exhibit C attached hereto under which Seller agrees to fully, unconditionally and irrevocably indemnify and hold harmless Purchaser and its successors and assigns from any and all Damages arising out of or resulting from such Title Defect.

          (e) With respect to each Property affected by Title Benefits reported under Section 3.4(b) (or of which Purchaser had knowledge and should have reported under Section 3.4(b)), any increases in the Purchase Price shall be determined in the manner provided for in Section 3.6 and Section 3.7 hereof.

          (f) Section 3.4(d) shall, to the fullest extent permitted by applicable law, be the exclusive right and remedy of Purchaser with respect to Seller's breach of its warranty and representation in Section 3. 1.

          (g) The reduction in the Allocated Value resulting from a Title Defect (the "Title Defect Amount") shall be determined as follows:

          (i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

          (ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Property;

          (iii) if the Title Defect represents a discrepancy between (A) the net revenue interest for any Property and (B) the net revenue interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Property multiplied by a fraction, the numerator of which is the net revenue interest decrease and the denominator of which is the net revenue interest stated on Exhibit A-1, provided that if the Title Defect is not effective or does not affect a Property throughout its entire term, the Title Defect Amount determined under this Section 3.4(g)(iii) shall be reduced accordingly;

          (iv) if the Title Defect represents an Encumbrance of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller's interest in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

          (v) if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount determined under subsections (iii) or (iv) above shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect or (B) the share of such curative work cost and expense which is allocated to such Property pursuant to subsection (vii) below; and

          (vi) the Title Defect Amount with respect to a Property shall be determined without duplication of any costs or losses (A) included in another Title Defect Amount hereunder, (B) included in a casualty loss under Section 3.8, or (C) for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price. To the extent that the cost to cure any Title Defect will result in the curing of all or a part of one or more other Title Defects, such cost of cure shall be allocated for purposes of Section 3.4(g)(v) among the Properties so affected on a fair and reasonable basis.

          (h) The "Title Benefit Amount" for any Title Benefit shall be the product of the Allocated Value of the affected Property multiplied by a fraction, the numerator of which is the net revenue interest increase and the denominator of which is the net revenue interest stated on Exhibit A-1, provided that if the Title Benefit is not effective or does not affect a Property throughout the entire life of the Property, the Title Benefit Amount determined under this Section 3.4(h) shall be reduced accordingly.

     Section 3.5  Notice of Environmental Defects.
                  -------------------------------

          (a) To assert a claim for an adjustment to the Purchase Price for an Environmental Defect, Purchaser must deliver a claim notice to Seller promptly after becoming aware of an Environmental Defect but in any event no later than the Claim Date. Such notice shall be in writing and shall include (i) a specific description of the alleged Environmental Defect(s),
     (ii) the Properties affected, (iii) the Lowest Cost Response to cure such Environmental Defect(s), and (iv) supporting documents reasonably necessary for Seller (as well as any consultant hired by Seller) to verify the existence and Lowest Cost Response of such alleged Environmental Defect(s). Subject to the provisions of Section 4.9, Purchaser shall be deemed to have waived all claims for any Environmental Defects of which Seller has not been given notice on or before the Claim Date.

          (b) Seller shall have the right, but not the obligation to attempt, at its sole cost, to cure or remove on or before the Closing Date any Environmental Defect, at the Lowest Cost Response for such Environmental Defect, of which it has been advised by Purchaser, and for which an adjustment to the Purchase Price shall not be made pursuant to Section 3.7 for any Environmental Defect so cured.

          (c) With respect to each Property affected by Environmental Defects reported under Section 3.5(a) and not cured during the period permitted under Section 3.5(b), Seller's interest in the Property shall be assigned at Closing subject to all such uncured Environmental Defects and any reduction to the Purchase Price shall be determined in the manner provided for in Section 3.6 and Section 3.7 hereof. Notwithstanding the foregoing provisions of this Section 3.5(c), no reduction shall be made in the Purchase Price with respect to any Environmental Defect for which Seller at its election executes and delivers to Purchaser a written indemnity agreement in a form substantially similar to Exhibit C attached hereto under which Seller agrees to fully, unconditionally and irrevocably indemnify and hold harmless Purchaser and its successors and assigns from any and all Damages arising out of or resulting from such Environmental Defect.

          (d) The reduction in the Allocated Value for any Property affected by an Environmental Defect with respect to an adjustment to the Purchase Price as provided for in Section 3.7 shall be equal to the Lowest Cost Response for such Environmental Defect, or such other amount that is mutually agreed to by the Parties (the "Environmental Defect Amount").

          (e) Notwithstanding anything contained herein to the contrary, Seller represents that Seller is not in breach or violation of any provision of any Lease with respect to or in connection with the Oil Spill, and Purchaser's sole and exclusive remedy for Seller's breach of its representation contained in this Section 3.5(e) is to give Seller written notice of any such breach no later than the Claim Date. If Purchaser fails to give notice of Seller's breach of this Section 3.5(e) by the Claim Date,

     Purchaser shall be deemed to have waived any claim relating to or arising out of any such breach. If Purchaser does assert a valid and timely claim for Seller's breach of this Section 3.5(e), the indemnification provisions and procedures of Article 10 shall apply to resolve such claim.

     Section 3.6  Determination of Defects or Title Benefits.
                  ------------------------------------------

          (a) Seller and Purchaser shall attempt to agree on the validity of any Title Defects or Environmental Defects (collectively, "Defects"), as well as all Title Defect Amounts or Environmental Defect Amounts thereof (collectively, "Defect Amounts"), and any Title Benefits, as well as the Title Benefit Amounts thereof, within one (1) Business Day prior to the Closing Date. If Seller and Purchaser are unable to agree by that date, Seller's estimate shall be used to determine the Closing Payment pursuant to Section 8.4(a), and the Defects, Defect Amounts, Title Benefits or Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(i). During the 10-day period following the Closing Date, Defects, Defect Amounts, Title Benefits or Title Benefit Amounts in dispute shall be submitted to a title attorney with at least 10 years' experience in oil and gas titles or an environmental consultant with at least 10 years' experience in oil and gas environmental matters, as the case may be, and as selected by (A) mutual agreement of Purchaser and Seller or (B) absent such agreement during the 10-day period, by the Houston office of the American Arbitration Association (the "Arbitrator"). The Arbitrator shall not have had an affiliation with any Party or their Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Arbitrator's determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his determination, the Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and Section 3.5(d) and may consider such other matters as in the opinion of the Arbitrator are necessary or helpful to make a proper determination. Additionally, the Arbitrator may consult with and engage disinterested third parties to advise the Arbitrator, including without limitation title attorneys from other states, petroleum engineers and environmental consultants. In no event shall any Defect Amount exceed the estimate given by Purchaser in its claim notice delivered in accordance with the provisions of this Agreement and in no event shall any Title Benefit Amount exceed any estimate given by Seller in a claim notice delivered in accordance with the provisions of this Agreement. The Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Defects, Defect Amounts, Title Benefit or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Purchaser shall bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchasers shall bear one-half of the costs and expenses of the Arbitrator and any consultant retained by the Arbitrator in accordance with the provisions of this Section 3.6(a).

          (b) Seller may at its option and sole cost continue after Closing but prior to the date of the final adjustment to the Purchase Price under
     Section 8.4(b) to attempt to cure or remove any Title Defects or

     Environmental Defects, as provided for herein. If any Title Defect or Environmental Defect for which a Purchase Price adjustment is made or indemnity given under Section 3.4(d) or Section 3.5(c) is cured or removed by Seller prior to the date of the final adjustment to the Purchase Price under Section 8.4(b), (i) Seller shall be reimbursed in that final adjustment for the amount of any previous deduction from the Purchase Price with respect to such Title Defect or Environmental Defect or (ii) such indemnity shall be deemed terminated without further action on the part of any Party, as applicable.

          (c) Notwithstanding anything to the contrary in this Article 3, if a Title Defect or an Environmental Defect is asserted by Purchaser hereunder with respect to a Property or Properties, Seller shall have the right to withdraw from this Agreement any or all of the affected Properties as an Asset prior to Closing, and the Purchase Price paid by Purchaser hereunder shall be reduced by the amount of the Allocated Value of the affected Property which is withdrawn.

     Section 3.7  Adjustments for Defects and Title Benefits.
                  ------------------------------------------

          (a) The following provisions shall govern the manner in which the Purchase Price shall be adjusted as a result of Defects (including casualties or losses treated as Title Defects under Section 3.8 hereunder):

           (i) A Defect shall not be taken into consideration for any purpose unless the Defect Amount therefor exceeds $50,000; and

          (ii) No adjustments shall be made to the Purchase Price for Defects unless the aggregate Defect Amount for all such Defects exceeds 5% of the Purchase Price and then only to the extent that the aggregate Defect Amount for all such Defects exceeds 5% of the Purchase Price.

          (b) The following provisions shall govern the manner in which the Purchase Price shall be adjusted as a result of Title Benefits;

          (i) A Title Benefit shall not be taken into consideration for any purpose unless the Title Benefit Amount therefor exceeds $50,000, and

          (ii) No adjustment shall be made to the Purchase Price for Title Benefits unless the aggregate Title Benefit Amount for all such Title Benefits exceeds 5% of the Purchase Price and then only to the extent that the aggregate Title Benefit Amount for all such Title Benefits exceeds 5% of the Purchase Price.

          (c) In the event that there are both Title Defects and Title Benefits that affect the same Property or Properties, the amounts of such Title Defects and Title Benefits shall be offset against each other to determine the net Title Defect Amount or Title Benefit Amount, as the case may be, attributable to such Property or Properties.

          (d) Notwithstanding anything to the contrary in this Article 3, the aggregate Defect Amounts attributable to the effects of all Defects upon any given Property shall not exceed the Allocated Value of such Property.

     Section 3.8  Casualty or Condemnation Loss.
                  -----------------------------

     If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to Closing either (i) to cause the Assets affected by any casualty to be repaired or restored, at Seller's sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or (iii) to treat such casualty or taking as a Title Defect with respect to the affected Property or Properties under Section 3.4. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

     Section 3.9 Limitations on Applicability of Sections 3.1 and 3.5(e).
                 -------------------------------------------------------

     The representations and warranties contained in Sections 3.1 and 3.5(e) shall terminate as of the Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser's or Seller's rights under (i) Section 3.4 with respect to any bona fide Title Defect or Title Benefit claim or (ii) Section 3.5(e) with respect to any breach by Seller of
Section 3.5(e), which is properly reported on or before the Claim Date. Thereafter, Purchaser's sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in the Conveyance transferring the Assets from Seller to Purchaser.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Section 4.1  Disclaimers.
                  -----------

          (a) Except as and to the extent expressly set forth in Articles 3 and 4 of this Agreement or in the certificate of Seller to be delivered pursuant to Section 8.2(c) or in the Conveyance to be delivered by Seller to Purchaser hereunder, (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates).

          (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR THIS
     ARTICLE 4, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR
     (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY RAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING EQUIPMENT AND OTHER TANGIBLE PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

          (c) PURCHASER (I) EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE, THE "DECEPTIVE TRADE PRACTICES ACT"; (II) ACKNOWLEDGES THAT THE EXPRESS WAIVERS CONTAINED IN THIS SECTION 4.1(c) SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE CONSIDERATION THEREOF; AND (III) ACKNOWLEDGES THAT THESE WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND EXPLAINED IN DETAIL AND THAT PURCHASER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THESE WAIVERS.

          (d) Any representation "to the knowledge of Seller" or "to Seller's knowledge" is limited to matters within the actual conscious awareness of Seller's current directors or officers.

          (e) Inclusion of a matter on a Schedule attached hereto with respect to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

          (f) Subject to the foregoing provisions of this Section 4.1, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 4.2 through 4.15.

     Section 4.2  Existence and Qualification.
                  ---------------------------

     Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in Texas and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Assets are located.

     Section 4.3 Power.
                 -----

     Seller has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and consummate the transactions contemplated by this Agreement (and such documents).

     Section 4.4 Authorization and Enforceability.
                 --------------------------------

     The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 4.5 No Conflicts.
                 ------------

     The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or bylaws of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affects Seller's Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate any Laws applicable to Seller or any of Seller's Assets, except any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.

     Section 4.6 Liability for Brokers' Fees.
                 ---------------------------

     Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

     Section 4.7 Litigation.
                 ----------

     Except as set forth on Schedule 4.7, there are no actions, suits or proceedings pending, or to Seller's knowledge threatened in writing, before any Governmental Body with respect to the Assets. There are no actions, suits or proceedings pending, or to Seller's knowledge, threatened in writing, before any Governmental Body against Seller which are reasonably likely to impair materially Seller's ability to perform its obligations under this Agreement or any document required to be executed and delivered by Seller at Closing.

     Section 4.8 Taxes and Assessments.
                 ---------------------

     To Seller's knowledge, Seller has filed all material Tax returns required to be filed by Seller with respect to the Assets. Except as disclosed on
Schedule 4.8, to Seller's knowledge, Seller has paid or caused to be paid all ad valorem, property, production, severance and similar Taxes based upon or measured by the ownership of or the production of Hydrocarbons from Seller's Assets required to be shown on such returns, except those being contested in good faith. Except as disclosed on Schedule 4.8, Seller has not received written notice of any pending claim against Seller from any applicable taxing authority for assessment of Taxes with respect to Seller's Assets.

     Section 4.9 Compliance with Laws.
                 --------------------

     Excluding any claim or breach pursuant to the representation contained in
Section 3.5(e) which shall be addressed solely therein, and except as otherwise disclosed on Schedule 4.9, to Seller's knowledge, Seller has complied with and Seller's Properties have been operated in compliance with all applicable Laws, including Environmental Laws.

     Section 4.10 Contracts.
                  ---------

     Neither Seller, nor to the knowledge of Seller, any other party is in default under any Contract except as disclosed on Schedule 4.10. Except as disclosed in Schedule 4.10, there are no Contracts with Affiliates of Seller which will be binding on the Assets after Closing. Except as disclosed on
Schedule 4.10, to Sellers knowledge, the contractually binding arrangements under the Contracts that will be assumed by Purchaser on the Closing Date are of the type generally found in the oil and gas industry.

     Section 4.11 Consents and Preferential Purchasing Rights.
                  -------------------------------------------

     Except as expressly set forth in Schedule 4.11, none of Seller's Properties, or any portion thereof, is subject to any preferential rights to purchase or required third-party consents to assignment which may be applicable to the transactions contemplated by this Agreement, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing.

     Section 4.12 Outstanding Authorities for Expenditure.
                  ---------------------------------------

     Except as expressly set forth in Schedule 4.12, Seller has not received any authority for expenditure for or approved any material expenditures relating to the Assets that have not been fully paid by Seller.

     Section 4.13 Prepayments.
                  -----------

     Except as expressly set forth on Schedule 4.13, there are no prepayments, advance payments, take-or-pay payments or similar payments requiring the delivery of gas from the Properties without then or thereafter receiving payment at current prices.

     Section 4.14 Imbalances.
                  ----------
     Except as expressly set forth on Schedule 4.14 there are no production imbalances or pipeline imbalances relating to or affecting the Properties that would require delivery of gas from the Properties subsequent to the Effective Time without then or thereafter receiving payment at current prices.

     Section 4.15 Scope of Assets.
                  ---------------

     The Assets include all equipment, materials, contracts, Records and other property necessary for the conduct of Seller's operations in a manner consistent with its recent practices.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller the following:

     Section 5.1 Existence and Qualification.
                 ---------------------------

     Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada; and Purchaser is duly qualified to do business as a foreign company in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties; and Purchaser is duly qualified to do business as a foreign company in Texas.

     Section 5.2 Power.
                 -----

     Purchaser has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and consummate the transactions contemplated by this Agreement (and such documents).

     Section 5.3 Authorization and Enforceability.
                 --------------------------------

     The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 5.4 No Conflicts.
                 ------------

     The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or bylaws of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any, judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Laws applicable to Purchaser or any of its assets, except any matters described in clauses (ii),
(iii), or (iv) above which would not have a material adverse effect on Purchaser.

     Section 5.5 Liability for Brokers' Fees.
                 ---------------------------

     Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

     Section 5.6 Litigation.
                 ----------

         There are no actions, suits or proceedings pending, or to Purchaser's knowledge, threatened in writing before any Governmental Body against Purchaser which are reasonably likely to impair materially Purchaser's ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing.

     Section 5.7 Financing.
                 ---------

     Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

     Section 5.8 Independent Investigation.
                 -------------------------

     Purchaser acknowledges and affirms that (i) it has completed its independent investigation, verification, analysis and evaluation of the Assets and (ii) subject to its rights under Article 3 and Article 10 hereof, it has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate. Except for the representations and warranties expressly made by Seller in Articles 3 and 4 of this Agreement, or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the Assets or prospects thereof, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis and evaluation.

     Section 5.9 Consents, Approvals or Waivers.
                 ------------------------------

     Purchaser's execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other third Person, except (i) consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing and (ii) as set forth on Schedule 5.9.

                                   ARTICLE 6
                            COVENANTS OF THE PARTIES

     Section 6.1 Access.

     Between the date of execution of this Agreement and the Closing Date, Seller will give Purchaser and its representatives access to the Assets and access to and the right to copy, at Purchaser's expense, the Records in Seller's possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller's normal business hours, and Purchaser's investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. Purchaser at its option may conduct a phase I environmental audit of any or all of the Assets, to the extent Seller has authority to permit such an audit, provided that neither Purchaser nor its representatives shall conduct any testing or sampling on or with respect to the Assets prior to Closing.

     Section 6.2 Confidentiality Obligations.
                 ---------------------------

     Seller and Purchaser shall each keep confidential and cause their respective Affiliates, and their respective officers, directors, employees and representatives to keep confidential all information relating to the Assets, except as required by applicable Law, administrative process or the applicable rules of any stock exchange to which Seller or Purchaser or their respective Affiliates are subject and except for information which is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach by Seller, Purchaser or any such other Person of this Section 6.2. With respect to Seller only, the covenant contained in this
Section 6.2 shall survive the Closing for a period of one (1) year from the Closing Date, provided, however, that notwithstanding the termination of the covenant set forth in this Section 6.2, any confidentiality provision in any Contract which is binding on Seller, Purchaser or any such other Person shall remain in full force and effect in accordance with its terms.

     Section 6.3 Notification of Breaches. Until the Closing,

          (a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

          (b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.

     If any of Purchaser's or Seller's representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser's or Seller's covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

     Section 6.4 Public Announcements.
                 --------------------

     No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (i) that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, or (ii) to Governmental Bodies having rights of consent that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain such consents.

     Section 6.5 Operation of Business.
                 ---------------------

     In addition to matters set forth on Schedule 6.5, until the Closing, Seller
(i) will have the right to continue to conduct its business related to the Assets in the ordinary course consistent with its past exploration and drilling program and other past practices, including but not limited to incurring expenditures associated with lease acquisitions, landmen, independent contractors, vendors, title opinions, curative material, road, drillsite and pipeline construction, acquisition of road and pipeline right-of-ways, drilling, and completing wells, construction of gathering, compression and treating facilities, and marketing costs, (ii) will furnish Purchaser for approval with copies of all third party and Seller-generated drilling, completion and workover AFEs within five (5) Business Days of receipt of third party AFEs or prior to the submission of Seller generated AFEs, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, sell, hypothecate, encumber or otherwise dispose of any material Properties or Equipment except for sales and dispositions of Equipment made in the ordinary course of business consistent with past practices, (vii) not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the value, use, ownership or operation of the Assets from and after the Effective Time, (viii) will perform all of its material obligations under Contracts relating to or affecting the Assets, (ix) will exercise due diligence, consistent with its past practices, in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and all other confidential data in its possession relating in any way to the Properties, and (x) not enter into or assume any contract, agreement or commitment which is not in the ordinary course of business as previously conducted on the Properties. Purchaser's approval of any action restricted by this Section 6.5 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the applicable Seller's notice) of the applicable Seller's notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

     Section 6.6 Indemnity Regarding Access.
                 --------------------------

     Purchaser agrees to indemnify, defend and hold harmless Seller, its Affiliates, the other owners of interests in the Properties, and all such Persons' directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys' fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Assets and to the Records and other related information prior to the Closing by Purchaser, its Affiliates, or its or their directors, officers, employees, agents or representatives, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person but excluding, however, the gross negligence or willful misconduct of an indemnified party.

     Section 6.7 Assumption of Obligations.
                 -------------------------
     By the consummation of the transactions contemplated by this Agreement at Closing, and without limiting the indemnification obligations of any Party under
Article 10, Purchaser assumes and agrees to pay, perform and discharge all obligations of Seller accruing from and after the Effective Time under the Leases, Contracts and applicable Law with respect to the Assets, including (i) obligations to furnish makeup Hydrocarbons according to the terms of applicable sales, gathering, processing, or transportation contracts or in response to Hydrocarbon production imbalances, (ii) obligations to pay revenues, royalties or other amounts payable to third Persons with respect to the Properties but held in suspense, and (iii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits.

     Section 6.8 Tax Matters.
             ---------------

     Subject to the provisions of Section 11.5, Seller shall be responsible for all Taxes (other than ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.3) attributable to any period of time at or prior to Closing, including without limitation income Taxes arising as a result of the gain recognized on the transfer of the Assets, and Purchaser shall be responsible for all such Taxes attributable to any period of time after Closing. Regardless of which Party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all returns with respect to such Taxes.

     Section 6.9 Further Assurances.
                 ------------------

     At and after Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

     Section 6.10 Environmental Insurance.
                  -----------------------

     From and after Closing, Purchaser agrees to maintain and keep in force liability insurance for any and all environmental liabilities arising out of, related to, or in connection with the Assets for a period of three (3) years after the Closing Date (the "Environmental Insurance Policy"). The aggregate limits under such Environmental Insurance shall not be less than $5,000,000. In addition, a waiver of subrogation shall be provided on the policy to include Seller and its Affiliates, and any of their officers, employees, agents, servants, invitees, independent contractors or representatives. Purchaser shall furnish Seller with a certificate of insurance at Closing and annually for the period of time that the insurance policy is to be maintained.

                                   ARTICLE 7
                              CONDITIONS TO CLOSING

     Section 7.1 Conditions of Seller to Closing.
                 -------------------------------

     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

          (a) Representations. The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for such breaches, if any, as would not have a Material Adverse Effect;

          (b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

          (c) Pending Litigation. On the Closing Date, no suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body;

          (d) Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by Purchaser under Section 8.3;

          (e) Payment. Purchaser shall have paid the Closing Payment.

          Section 7.2 Conditions of Purchaser to Closing.
                      ----------------------------------

     The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

          (a) Representations. The representations and warranties of Seller set forth in Article 4 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have a material adverse effect;

          (b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

          (c) Pending Litigation. On the Closing Date, no suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body;

          (d) Deliveries. Seller shall have delivered to Purchaser duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by Seller under Section 8.2; and

          (e) Operatorship. Purchaser shall have received reasonably satisfactory evidence that Purchaser will be elected successor operator to Seller under the applicable operating agreements for the Leases and/or Units after Closing.

          (f) Consents. All of the consents and approvals listed on Schedule
     4.11 shall have been granted by the appropriate Persons, or the relevant time periods for such Persons to give such consents or approvals shall have expired.

                                    ARTICLE 8
                                     CLOSING

          Section 8.1 Time and Place of Closing.
                      -------------------------

          (a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the "Closing"), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Baker Botts L.L.P., counsel to Seller, located at 910 Louisiana, Houston, Texas 77002, at 10:00 a.m., local time, on April 5, 2002, or if all conditions in
     Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article 9.

          (b) The date on which the Closing occurs is herein referred to as the "Closing Date."

     Section 8.2 Obligations of Seller at Closing.
                 --------------------------------

     At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

          (a) the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

          (b) letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

          (c) a certificate duly executed by an authorized corporate officer of Seller or its general partner, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

          (d) an executed statement described in Treasury Regulation ss. 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code; and

          (e) evidence reasonably satisfactory to Purchaser that Purchaser will be elected successor operator to Seller under the applicable operating agreements for the Leases and/or Units after Closing.

          Section 8.3 Obligations of Purchaser at Closing.
                      -----------------------------------

     At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

          (a) a wire transfer of the Closing Payment in same-day funds;

          (b) the Conveyance, duly executed by Purchaser;

          (c) letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

          (d) a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled; and

          (e) documentation showing that the Environmental Insurance Policy is in place and in full force and effect as provided for in Section 6.10.

     Section 8.4 Closing Payment and Post-Closing Purchase Price Adjustments.
                 -----------------------------------------------------------

          (a) Not later than one (1) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.2. The estimate delivered in accordance with this Section 8.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the "Closing Payment").

          (b) As soon as reasonably practicable after the Closing but not later than the 60th day following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time. Seller shall at Purchaser's request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 15th day following receipt of Seller's statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such Statement. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 90 days after the Closing Date. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to PriceWaterhouseCoopers, or if PriceWaterhouseCoopers is unable or unwilling to perform its obligations under this Section, such other nationally-recognized independent accounting firm as may be accepted by Purchaser and Seller, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The accounting firm's determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Purchaser shall bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the accounting firm. Within 10 days after the earlier of (i) the expiration of Purchaser's 60-day review period without delivery of any written report or (ii) the date on which the Parties or the accounting firm, as applicable, finally determines the disputed matters,
     (x) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-closing payment pursuant to this Section 8.4 shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate.

          (c) All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to JPMorganChase Bank, ABA# 021-000-021, Acct.# 323-205-925, for the credit of Seller. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

                                   ARTICLE 9
                           TERMINATION AND AIVIENDMENT

     Section 9.1 Termination.
                 -----------

     This Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of Seller and Purchaser, (ii) by either Seller or Purchaser, without liability as to the other, if there has been a Material Impairment, or (iii) by either. Purchaser or Seller, if Closing has not occurred on or before May 1, 2002, provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(iii) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder.
                                       28

     Section 9.2 Effect of Termination.
                 ---------------------
     If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.6, 5.5, 6.2, 6.4, 6.6, 11.6, 11.9, 11.16 and 11.17) and Seller
shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1(iii) shall not relieve any Party from liability (including liability for consequential damages) for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Section 9.1(iii) and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys' fees in addition to any other relief to which such Party maybe entitled.

                                   ARTICLE 10
                          INDEMNIFICATION; LIMITATIONS

     Section 10.1 Indemnification.
                  ---------------

          (a) From and after Closing, Purchaser shall indemnify, defend and hold harmless Seller from and against all Damages incurred or suffered by
     Seller:

               (i) (x) caused by or arising out of or resulting from the ownership, use or operation of the Assets from and after the Effective Time, including but not limited to any environmental liabilities or matters, and (y) subject to and excluding those matters for which Purchaser is entitled to indemnity under subparagraph 10.1(b) hereof, caused by or arising out of or resulting from the ownership, use or operation of the Assets prior to the Effective Time,

               (ii) caused by or arising out of or resulting from Purchaser's breach of any of Purchaser's covenants or agreements contained in Article 6, or

              (iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 8.3(d),

     even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, but excluding, however, the gross negligence or willful misconduct of an Indemnified Person.

          (b) From and after Closing, Seller shall indemnify, defend and hold harmless Purchaser against and from all Damages incurred or suffered by
     Purchaser:

               (i) attributable to or arising out of the actions, suits, or proceedings set forth on Schedule 4.7,

               (ii) caused by or arising out of or resulting from Seller's breach of any of Seller's covenants or agreements contained in Article 6, or

               (iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in
                    Article 4 of this Agreement, or in the certificate delivered by Seller at Closing pursuant to Section 8.2(c),

even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, but excluding, however, the gross negligence or willful misconduct of an Indemnified Person.

          (c) Notwithstanding anything to the contrary contained in this Agreement, this Section 10.1 contains the Parties' exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 4 and 5 and Sections 6.1, 6.3, 6.4, 6.5 and 6.9 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 8.2(c) or 8.3(d), as applicable. Except for the remedies contained in this Section 10.1, and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Articles 4 and 5 and Sections 6.1, 6.3, 6.4, 6.5 and 6.9, Seller and Purchaser each release, remise and forever discharge the other and its or their Affiliates and all such Parties' stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, Seller's ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including, without limitation, rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller and any Persons who are Affiliates of Seller, and rights under insurance maintained by Seller or any Person who is an Affiliate of Seller, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any released Person, excluding, however, any existing contractual rights between (i) Purchaser or any of Purchaser's Affiliates and (ii) Seller or any of Seller's Affiliates under contracts between them relating to the Assets.

          (d) Claims for Property Costs shall be exclusively handled pursuant to the Purchase Price adjustments in Section 2.2, and pursuant to Section 11.2, and shall not be subject to indemnification under this Section 10.1.

          (e) "Damages", for purposes of this Article 10, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this
     Section 10.1 for, and "Damages" shall not include, (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages, (ii) any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $50,000, and (iii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Person after the Closing Date.

          (f) The indemnity of each Party provided in this Section 10.1 shall be for the benefit of and extend to such Party's present and former Affiliates, and its and their directors, officers, employees, and agents. Any claim for indemnity under this Section 10.1 by any such Affiliate, director, officer, employee, or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 10.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this
     Section 10.1(f). Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Section.

     Section 10.2 Indemnification Actions.
                  -----------------------

     All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

          (a) For purposes of this Article 10, the term "Indemnifying Person" when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10, and the term "Indemnified Person" when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 10.

          (b) To make claim for indemnification under Section 10.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 10.2, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice"). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Person (a "Claim"), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section
     10.2 shall not relieve the Indemnifying Person of its obligations under
     Section 10.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person's ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

          (c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its liability to defend the Indemnified Person against such Claim under this Article 10. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

          (d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person's liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or
     (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

          (e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person's choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

          (f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

     Section 10.3 Limitation on Actions.
                  ---------------------

          (a) The representations and warranties of the Parties in Articles 4 and 5 and the covenants and agreements of the Parties in Sections 6.1, 6.3, 6.4, 6.5 and 6.9, and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Sections 8.2(c) and 8.3(d), as applicable, shall survive the Closing for a period of sixty
     (60) days (unless a shorter period is expressly provided within the applicable section). The representations and warranties of Seller in Sections 3.1 and 3.5(e) shall terminate as of the Claim Date. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

          (b) The indemnities in Sections 10.1(a)(ii), 10.1(a)(iii), 10.1(b)(ii) and 10.1(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnity in Sections 10.1(a)(i) and 10.1(b)(i) shall continue without time limit.

          (c) Neither Seller nor Purchaser shall have any liability for any indemnification for a claim under Section 10.1 to the other Party until and unless the amount of the liability for Damages for such claim exceeds $50,000, and then only to the extent such Damages exceed $50,000, provided, however, that this Section 10.3(c) shall not limit Purchaser's or Seller's liability under Sections 10.1(a)(ii), 10.1(b)(i) or 10.1(b)(ii). The adjustments to the Purchase Price under Section 2.2, any further adjustments with respect to production, income, proceeds, receipts and credits under Section 11.1, any further adjustments with respect to Property Costs under Section 11.2 and any payments in respect of any of the preceding shall not be limited by this Section.

          (d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither Seller nor Purchaser shall collectively be required to indemnify the other Party under this Article 10 for aggregate Damages in excess of the Purchase Price.

          (e) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

     Section 10.4 Recording.
                  ---------

     As soon as practicable after Closing, Purchaser shall record the Conveyance and other assignments delivered at Closing in the appropriate jurisdictions as well as with the appropriate governmental agencies and provide Seller with copies of all recorded or approved instruments.

                                   ARTICLE 11
                                  MISCELLANEOUS

     Section 11.1 Receipts.
                  --------

     Except as otherwise provided in this Agreement, any production from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows: (a) all production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under
Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.3 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.

     Section 11.2 Expenses.
                  --------

     Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible, provided that Seller shall not agree to any adjustments to previously assessed costs for which Purchaser is liable without the prior written consent of Purchaser, such consent not to be unreasonably withheld. Seller shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by Seller and relating to periods for which Purchaser is partially responsible.

     Section 11.3 Counterparts.
                  ------------

     This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 11.4 Notice.
                  ------

     All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

                  If to Seller:

                  Cabot Oil & Gas Corporation
                  1200 Enclave Parkway
                  Houston, Texas 77077-1607
                  Attention: Vice President - Land
                  Telephone: 281-589-4862
                  Telecopy: 281-589-4839

                  If to Purchaser:

                  Whittier Energy Company
                  7770 El Camino Real
                  Carlsbad, California 92009
                  Attention: Bryce Rhodes
                  Telephone: 760-943-3959
                  Telecopy: 760-943-3939

     Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

     Section 11.5 Sales or Use Tax, Recording Fees and Similar Taxes and Fees.
                  -----------------------------------------------------------

     Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

     Section 11.6 Expenses.
                  --------

     Except as provided in Section 11.5, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser

     Section 11.7 Replacement of Bonds, Letters of Credit and Guarantees.
                  ------------------------------------------------------

     The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Bodies and relating to the Assets will be transferred to Purchaser. Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.

     Section 11.8 Governing Law; Submission to Jurisdiction.
                  -----------------------------------------

     This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the state of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations, except that the Conveyance delivered hereunder shall be governed by the laws of the state of Louisiana where the transferred Assets are located. Each Party submits to the exclusive jurisdiction of the state and federal courts located in the state of Texas for purposes of resolving any dispute, claim or controversy arising out of, in relation to or in connection with this Agreement.

     Section 11.9 Captions.
                  --------
     The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     Section 11.10 Waivers.
                   -------
     Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived by the Party or Parties to whom such compliance is owed by an instrument signed by such Party or Parties and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     Section 11.11 Assignment.
                   ----------

     No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

     Section 11.12 Entire Agreement.
                   ----------------

     This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

     Section 11.13 Amendment.
                   ---------

     This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

     Section 11.14 No Third-Party Beneficiaries.
                   ----------------------------
     Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 10.1(f).

     Section 11.15 References.
                   ----------

     In this Agreement:

          (a) References to any gender includes a reference to all other genders;

          (b)) References to the singular includes the plural, and vice versa;

          (c) Reference to any Article or Section means an Article or Section of this Agreement;

          (d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

          (e) Unless expressly provided to the contrary, "hereunder", "hereof", "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

          (f) "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

     Section 11.16 Construction.

     Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions.

     Section 11.17 Limitation on Damages.
                   ---------------------

     Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to punitive damages in connection with this Agreement and the transactions contemplated hereby and Purchaser and Seller, for themselves and on behalf of their Affiliates, hereby expressly waive any right to punitive damages in connection with this Agreement and the transactions contemplated hereby. Additionally, not withstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates, shall ever be entitled to collect Damages hereunder for any indemnity, breach of warranty or breach of covenant in an amount, which when aggregated with all prior Damages collected by such party would exceed the Purchase Price.

                                   ARTICLE 12
                                   DEFINITIONS

     "Adjustment Period" has the meaning set forth in Section 2.2(a).

     "Adjusted Purchase Price" has the meaning set forth in Section 2.2.

     "Affiliate" with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.

     "Agreed Interest Rate" means the lesser of (i) the published or quoted prime or base rate of The Chase Manhattan Bank, National Association in effect as of the Closing Date plus two percent (2%) or (ii) the maximum rate allowed by applicable law.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Allocated Value" has the meaning set forth in Section 2.3.

     "Arbitrator" has the meaning set forth in Section 3.6(a).

     "Assets" has the meaning set forth in Section 1.2.

     "Business Day" means each calendar day except Saturdays, Sundays, and Federal holidays.

     "Claim" has the meaning set forth in Section 10.2(b).

     "Claim Date" has the meaning set forth in Section 3.4(a).

     "Claim Notice" has the meaning set forth in Section 10.2(b).

     "Closing" has the meaning set forth in Section 8.1(a).

     "Closing Date" has the meaning set forth in Section 8.1(b).

     "Closing Payment" has the meaning set forth in Section 8.4(a).

     "Code" has the meaning set forth in Section 2.3.

     "Contracts" has the meaning set forth in Section 1.2(d).

     "Conveyance" has the meaning set forth in Section 3.1(b).

     "Defects" has the meaning set forth in Section 3.6(a).

     "Defect Amounts" has the meaning set forth in Section 3.6(a).

     "Damages" has the meaning set forth in Section 10.1(e).

     "Defensible Title" has the meaning set forth in Section 3.2.

     "Effective Time" has the meaning set forth in Section 1.3(a).

     "Encumbrance" has the meaning set forth in Section 3.2.

     "Environmental Defect" means any circumstance or condition relating to, affecting or burdening the Assets that constitutes a violation of any Environmental Law as of the Effective Date or the Closing Date.

     "Environmental Defect Amount" has the meaning set forth in Section 3.5(d).

     "Environmental Insurance Policy" has the meaning set forth in Section 6.10.

     "Environmental Laws" means any and all laws, statutes, regulations, rules, orders, ordinances, permits or determinations of any governmental agency pertaining to the environment in effect in any jurisdiction in which the Assets are located, including, without limitation, the Clean Air Act as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Resource Conservation and Recovery Act, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Oil Pollution Act of 1990 and other federal, state and local laws whose purpose is to conserve or protect health, the environment, wildlife or natural resources.

     "Equipment" has the meaning set forth in Section 1.2(f).

     "Excluded Records" has the meaning set forth in Section 1.2(g).

     "Gathering Systems" has the meaning set forth in Section 1.2(c).

     "Governmental Body" means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

     "Hydrocarbons" means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

     "Indemnified Person" has the meaning set forth in Section 10.2(a).

     "Indemnifying Person" has the meaning set forth in Section 10.2(a).

     "Laws" means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

     "Leases" has the meaning set forth in Section 1.2(a).

     "Lowest Cost Response" means the response required or allowed under Environmental Laws that addresses the condition present at (x) the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the operations related to the Assets and any potential additional costs or liabilities that may arise as a result of such response) as compared to any other response that is consistent with Environmental Laws and
(y) consistent with the policies of Purchaser to address similar conditions present, if any, at Purchaser's properties. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with Environmental Laws, any requirements of contracts, leases or other agreements binding on the property, and any requirements of any Governmental Authority with jurisdiction (collectively, the "Environmental Requirements"). If taking no action is not consistent with the Environmental Requirements, the least costly nonpermanent remedy (such as mechanisms to contain or stabilize hazardous substances, including caps, dikes, encapsulation, leachate collection systems, etc.) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with the Environmental Requirements and any less costly permanent remedy.

     "Material Adverse Effect" means any material adverse effect on the ownership, operation or value of the Assets, as currently operated, taken as a whole, provided, however, that "Material Adverse Effect" shall not include material adverse effects resulting from general changes in Hydrocarbon prices, general changes in industry, economic or political conditions or general changes in Laws or in regulatory policies.

     "Material Impairment" means either (a) Defects have been asserted by Purchaser, which based upon Purchaser's estimates, will result in Adjustments to the Purchase Price under Section 3.7 hereof in excess of $340,000, or (b) a casualty or condemnation loss occurs under Section 3.8 hereof which adversely affects the value of the Assets by an amount which exceeds $510,000.

     "Oil Spill" means that certain release of approximately 100 barrels of crude oil from the Beaver Dam Creek Facility occurring on October 7, 2001. The release occurred due to a carryover of production from a heater-treater vessel, and resulted in production ultimately being diverted to a 500 barrel slop-tank that caused such slop-tank to overflow. The crude oil escaped the containment berm and flowed into an adjacent creek. Seller responded and recovered approximately 1280 barrels of total liquids and 15 yards of contaminated debris.

     "Party" and "Parties" have the meanings set forth in the preamble.

     "Permitted Encumbrances" has the meaning set forth in Section 3.3.

         "Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

     "Properties" has the meaning set forth in Section 1.2(c).

     "Property Costs" has the meaning set forth in Section 13(c).

     "Purchase Price" has the meaning set forth in Section 2.1.

     "Purchaser" has the meaning set forth in the preamble.

     "Records" has the meaning set forth in Section 1.2(g).

     "Seller" has the meaning set forth in the preamble

     "Taxes" means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto.

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


     "Title Benefit" has the meaning set forth in Section 3.2.

     "Title Benefit Amount" has the meaning set forth in Section 3.4(h).

     "Title Defect" has the meaning set forth in Section 3.2.

     "Title Defect Amount" has the meaning set forth in Section 3.4(g).

     "Units" has the meaning set forth in Section 1.2(b).

     "Wells" has the meaning set forth in Section 1.2(a).

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


     IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first above written.

                                     SELLER:

                                     CABOT OIL & GAS CORPORATION


                                     By:
                                        ---------------------------------------
                                        J. Scott Arnold
                                        Vice President


                                     PURCHASER:

                                     WHITTIER ENERGY COMPANY


                                     By:
                                        ---------------------------------------
                                        Bryce Rhodes
                                        Vice President


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